EXHIBIT 99.1

Company Contact:	Investor Relations Contact:
China Shengda Packaging Group Inc.	CCG Investor Relations
Cindy Hu, Board Secretary	Mark Collinson
Tel: +86-571 8283 8722	Tel: +1-310-954-1343
E-mail: cindy.hu@cnpti.com	Email:
mark.collinson@ccgir.com
Website: http://www.cnpti.com	Website:
http://www.ccgasiair.com

FOR IMMEDIATE RELEASE

China Shengda Packaging Group Inc. Announces First Quarter 2012 Results

HANGZHOU, CHINA, May 11, 2012 – China Shengda Packaging Group Inc. (NASDAQ: CPGI), a leading Chinese paper packaging manufacturer, today announced its financial results for the three months ended March 31, 2012.

“This quarter was marked by difficult market conditions as our customers experienced slow growth in their businesses. We fought hard for business but lost some volume compared to the same quarter last year. Pricing conditions enabled us to pass on some increased costs to customers but margins were still reduced by lower volumes and lower operating leverage.” Mr. Daliang Teng, Chief Executive Officer of China Shengda Packaging, said.

FINANCIAL HIGHLIGHTS FIRST QUARTER ENDED MARCH 31, 2012

	First Quarter	First Quarter	Fourth Quarter
	Ended	Ended	Ended
Sales Analysis	March 31, 2012	March 31, 2011	December 31, 2011

Sales Volume (M sq meters)	72.6	73.6	80.4

Color Cartons (% of total revenues)	27.2	26.0	24.9
Flexo Cartons (% of total revenues)	72.8	74.0	75.1

Color Cartons (avg price per sq meter)	$0.44	$0.42	$0.43
Flexo Cartons (avg price per sq meter)	$0.38	$0.35	$0.37

Summary Results (Millions)
Revenues	$28.5	$26.9	$30.8
Gross Profit	$5.5	$7.1	$6.4
Gross Margin (%)	19.2%	26.3%	20.8%
Operating Expenses	$3.6	$3.3	$4.4
Operating Income	$1.9	$3.7	$2.1
Operating Margin (%)	6.6%	13.9%	6.7%
Net Income attributable to common stockholders	$1.5	$3.4	$1.6
EPS Basic & Diluted	$0.04	$0.09	$0.05
Wtd Avg Shares Outstanding (millions)	38.8	39.5	38.8

First Quarter 2012 Results

Revenues increased 5.7% to $28.5 million from $26.9 million in the prior year period. The increase was primarily as a result of the increase in average per square meter prices, partially offset by the decrease in sales volume. Sales volume decreased by 1.0 million square meters, or 1.4%, to 72.6 million square meters for the three months ended March 31, 2012, from 73.6 million square meters for the same period of 2011. The decreased sales volume was mainly the result of a reduction in demand from customers due to challenges resulting from domestic and foreign economic environment, which adversely affected the business of many customers.

Color cartons accounted for 27.2% of the revenues and flexo cartons accounted for 72.8% of the revenues, compared to 26.0% and 74.0%, respectively, for the same period of 2011. Average per square meter prices for the color cartons and flexo cartons for the three months ended March 31, 2012 were approximately $0.44 and $0.38, respectively, as compared to approximately $0.42 and $0.35, respectively, for the same period of 2011.

Consumer and industrial goods manufacturing sectors are the Company’s principal markets. The major customers remained home appliances and electronics manufacturers and food, beverage and cigarette manufacturers in the YRD, which accounted for 29.4% and 29.6%, respectively, of the revenues for the three months ended March 31, 2012.

Gross profit declined 23.0% to $5.5 million from $7.1 million in the same period of 2011. Gross profit from flexo cartons decreased 26.9% to $3.8 million for the three months ended March 31, 2012, from $5.2 million for the same period of 2011. Gross profit from color cartons decreased 13.5% to $1.7 million for the three months ended March 31, 2012, from $1.9 million for the same period of 2011. Gross margin was 19.2% for the three months ended March 31, 2012, as compared to 26.3% for the same period of 2011. The decrease in the gross profit was mainly due to the increased cost of raw materials of approximately $0.04 per square meter compared to the same period last year.

Selling expenses increased 11.4% to $1.3 million for the three months ended March 31, 2012, from $1.1 million for the same period of 2011. Such increase resulted mainly from staff cost. As a percentage of revenues, selling expenses for the three months ended March 31, 2012 increased to 4.4%, from 4.2% for the same period of 2011.

General and administrative expenses increased 4.8% to $2.3 million for the three months ended March 31, 2012, from $2.2 million for the same period of 2011. This was mainly attributable to a $0.2 million increase in staff cost, and offset by a $0.1 million decrease in R&D expenses. As a percentage of revenues, general and administrative expenses for the three months ended March 31, 2012 decreased to 8.1%, as compared to 8.2% for the same period of 2011.

Income tax expense decreased to $0.3 million for the three months ended March 31, 2012, as compared to $0.7 million for the same period of 2011. The decrease in income tax expense was mainly attributable to the decrease in income before income tax expense and non-controlling interest.

Net income attributable to common stockholders decreased 55.3% to $1.5 million, or $0.04 per diluted share, from $3.4 million, or $0.09 per diluted share, in the same period of 2011.

Financial Condition

As of March 31, 2012, China Shengda Packaging had cash and cash equivalents of $19.7 million and restricted cash of $12.8 million. Accounts receivable were $32.5 million as of March 31, 2012 compared with $36.8 million as of year-end 2011. Working capital was $55.2 million compared to $50.5 million in the prior year period. Shareholders' equity was $101.0 million, compared with $98.8 million as of December 31, 2011.

Net cash provided by operating activities was $1.6 million for the three months ended March 31, 2012, as compared to $10.7 million net cash used in operating activities for the same period of 2011. This was attributable to the net income of $1.5 million, adjusted by depreciation and amortization expenses of $1.1 million, and a net decrease in cash from working capital items of $1.0 million.

Net cash used in investing activities was $2.7 million for the three months ended March 31, 2012, as compared to $2.0 million for the same period of 2011. The $2.7 million net cash used in investing activities during the three months ended March 31, 2012 was attributable to the purchases of property, plant and equipment and prepayment paid for construction in progress.

Net cash provided by financing activities was $1.5 million for the three months ended March 31, 2012, as compared to nil for the same period of 2011. During the three months ended March 31, 2012, the Company received proceeds from borrowings amounting to $7.7 million and repaid loans amounting to $6.2 million.

Business Outlook

The Company expects fiscal 2012 revenues of between $115 million and $125 million, net income of between $6.5 million and $7.5 million, and diluted earnings per share of between $0.17 and $0.19.

The Company anticipates continued slow growth in demand from its client base as industries in the Yangtze River Delta experience modest growth in domestic demand and reduced export demand for their products. “We plan to vigorously address this environment with better service levels, keen prices and new products and expect our top line to respond even in this difficult market,” said Mr. Teng. We are negotiating with major new customers today, emphasizing color printing which commands higher pricing.”

In addition the Company continues to experience sustained higher costs for labor and raw materials. “Despite our focus on revenue development we will also address efficiency levels and attempt to reduce costs through the use of our own paper mill late this year and through incremental efficiencies in working practices,” added Mr. Teng.

Mr. Teng concluded, “We expect 2012 to be a year in which we ride out difficult market conditions while at the same time broadening our customer base, increasing our service levels, and improving our operating efficiencies. We believe this will benefit our shareholders because the Company will still remain profitable and will build its market presence and operational capabilities ready for the market upturn in future years.”

Conference Call Information

The Company will also host a conference call at 9:00 a.m. Eastern Time on Friday, May 11, 2012.

Listeners may access the call by dialing +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant passcode is 77427959.

A replay of the conference call will be available for 14 days starting from 10:00 am ET on Friday, May 11, 2012. To access the replay, dial +1 (855) 859-2056. International callers should dial +1 (404) 537-3406. The passcode is 77427959.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in the design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugated paperboards, which are used for the production of its flexo-printed and color-printed cartons. The company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China. For more information, visit http://www.cnpti.com.

Safe Harbor Statements

This press release may contain forward-looking statements. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to develop and market new products, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

ASSETS	2012	2011
Current assets	(Unaudited)
Cash and cash equivalents	$19,709,349	$19,294,089
Restricted cash	12,813,559	7,851,387
Accounts and notes receivable, net	32,542,707	36,835,095
Inventories	20,061,908	19,449,954
Prepayments and other receivables	3,160,107	929,126
Amount due from related parties	152,927	133,608
Total current assets	88,440,557	84,493,259

Non-current assets
Property, plant and equipment, net	34,081,430	34,573,246
Prepayment for land use right to related party	11,881,753	11,805,000
Prepayment for construction in progress	7,918,951	5,424,412
Customer relationship, net	434,079	550,316
Deferred tax assets	396,072	409,845
Goodwill	175,632	174,497
Total assets	$143,328,474	$137,430,575

LIABILITIES AND EQUITY
Current liabilities
Accounts and notes payable	$22,115,802	$18,750,719
Amounts due to related party	190,514	137,689
Accrued expenses and other payables	2,203,324	1,651,283
Taxes payable	1,558,681	3,358,902
Short-term loans	7,129,052	10,073,600
Total current liabilities	33,197,373	33,972,193

Non-current liabilities
Long-term loans	9,000,000	4,500,000
Deferred tax liabilities	108,520	137,579
Total liabilities	42,305,893	38,609,772

Commitment and contingencies	-	-
Equity
Stockholders’ equity
Common stock (US$0.001 par value, 190,000,000 shares authorized, 39,456,311 shares issued at March 31, 2012 and December 31, 2011, 38,790,811 outstanding at March 31, 2012 and December 31, 2011, respectively)	39,456	39,456
Treasury stock (665,500 shares at March 31, 2012 and December 31, 2011)	(729,444)	(729,444)
Additional paid-in capital	43,765,243	43,765,243
Appropriated retained earnings	6,843,616	6,843,616
Unappropriated retained earnings	41,978,984	40,438,219
Accumulated other comprehensive income	8,920,814	8,258,441
Total equtiy for stockholders of China Shengda Packaging	100,818,669	98,615,531
Noncontrolling interest	203,912	205,272
Total equity	101,022,581	98,820,803
Total liabilities and equity	$143,328,474	$137,430,575

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in US$)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Revenues	$28,463,796	$26,926,044
Cost of goods sold	23,012,197	19,849,744
Gross profit	5,451,599	7,076,300
Operating expenses
Selling expenses	1,260,791	1,132,183
General and administrative expenses	2,308,648	2,202,676
	3,569,439	3,334,859
Other income (expenses)
Interest income	77,338	124,533
Interest expense	(202,258)	(167,925)
Subsidy income	61,770	422,959
Other	34,415	-
	(28,735)	379,567

Income before income tax expense and noncontrolling interest	1,853,425	4,121,008

Income tax expense	313,999	676,601
Net income	1,539,426	3,444,407
Less: net loss attributable to noncontrolling interest	1,339	-
Net income attributable to Company’s common stockholders	$1,540,765	$3,444,407

Basic and diluted earnings per share	$0.04	$0.09
Weighted-average number of shares outstanding
- basic and diluted	38,790,811	39,456,311

Comprehensive income:
Net income	$1,539,426	$3,444,407
Foreign currency translation adjustment	662,352	329,515
Comprehensive income	2,201,778	3,773,922
Less: comprehensive loss attributable to noncontrolling interest	1,360	-
Net comprehensive income attributable to the Company’s common stockholders	$2,203,138	$3,773,922

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Three Months Ended March 31,
	2012	2011
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$1,539,426	$3,444,407
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses	1,114,954	980,208
Deferred tax	(13,547)	(13,011)
Change in operating assets and liabilities:
Restricted cash	(4,922,510)	5,942,658
Accounts and notes receivable	4,542,386	(1,906,313)
Inventories	(486,621)	(2,554,918)
Prepayments and other receivables	(2,224,212)	848,148
Accounts and notes payable	3,250,690	(15,747,768)
Amount due to/from related parties	38,299	(451,993)
Accrued expenses and other payables	542,559	(440,988)
Tax payables	(1,826,284)	(771,473)
Net cash provided by (used in) operating activities	1,555,140	(10,671,043)

Cash flows from investing activities
Prepayment for acquiring land use right to related party	(276,597)	(2,015,289)
Purchase of property, plant and equipment	(2,464,972)	-
Net cash used in investing activities	(2,741,569)	(2,015,289)

Cash flows from financing activities
Proceeds from borrowings	7,692,176	14,030,000
Repayment of short-term loans	(6,215,272)	(14,030,000)
Net cash provided by financing activities	1,476,904	-

Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	124,785	111,960
Net changes in cash and cash equivalents	415,260	(12,574,372)
Cash and cash equivalents, beginning of periods	19,294,089	35,581,323
Cash and cash equivalents, end of periods	$19,709,349	$23,006,951

Cash paid during the periods for:
Interest paid	$191,157	$156,581
Income taxes paid	$96,273	$1,395,562

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